Exhibit 99.1

Annex A

Transactions

The following table sets forth all transactions by the Reporting Persons in the Issuer's Common Stock since January 2, 2025, and through and including January 17, 2025.

Reporting Person	Transaction Date	Number of Shares Sold	Price Per Share*	Price Range (inclusive)*
Valinor Capital Partners, L.P.	1/2/2025	4,014	$8.2931	$8.25 to $8.34
Valinor Capital Partners Offshore Master Fund, L.P.	1/2/2025	11,420	$8.2931	$8.25 to $8.34
Valinor Capital Partners, L.P.	1/3/2025	4,328	$8.3188	$8.25 to $8.48
Valinor Capital Partners Offshore Master Fund, L.P.	1/3/2025	12,314	$8.3188	$8.25 to $8.48
Valinor Capital Partners, L.P.	1/6/2025	1,837	$8.3190	$8.25 to $8.40
Valinor Capital Partners Offshore Master Fund, L.P.	1/6/2025	5,226	$8.3190	$8.25 to $8.40
Valinor Capital Partners, L.P.	1/14/2025	82	$8.2507	$8.25 to $8.255
Valinor Capital Partners Offshore Master Fund, L.P.	1/14/2025	234	$8.2507	$8.25 to $8.255
Valinor Capital Partners, L.P.	1/15/2025	732	$8.2880	$8.25 to $8.36
Valinor Capital Partners Offshore Master Fund, L.P.	1/15/2025	2,081	$8.2880	$8.25 to $8.36
Valinor Capital Partners, L.P.	1/16/2025	72,122	$8.7092	$8.25 to $9.11
Valinor Capital Partners Offshore Master Fund, L.P.	1/16/2025	205,171	$8.7092	$8.25 to $9.11
Valinor Capital Partners, L.P.	1/17/2025	36,330	$9.0672	$8.7988 to $9.36
Valinor Capital Partners Offshore Master Fund, L.P.	1/17/2025	103,352	$9.0672	$8.7988 to $9.36

* The number of Shares reported represents an aggregate number of shares executed by a broker-dealer in multiple open market transactions over a range of prices. The price per share reported represents the weighted average price (without regard to brokerage commissions). The applicable Reporting Person undertakes to provide the staff of the SEC upon request, the number of shares executed by such Reporting Person at each separate price within the range.